EXHIBIT 19.0

McCartney Engineering, LLC
Consulting Petroleum Engineers
-------------------------------------------------------------------------------
1888 Sherman Street, Suite 760  Denver, CO 80203 (303)830-7208 Fax(303)830-7004


December 14, 2000

Mr. Dan Dalke
American Warrior, Inc.
P.O. Box 399
Garden City, Kansas  67846

Re:  Winco Petroleum Corporation Property Evaluation

Dear Mr. Dalke:

Pursuant to your request, we have estimated the remaining reserves and future net revenue for certain developed oil properties owned by Winco Petroleum Corporation in Kansas and Wyoming. The effective date of this study is September 30, 2000. Results are summarized below:

                      Net Remaining Reserve        Estimated Future Net Revenue
                    As Of September 30, 2000                      Discounted at
Reserve Category           Oil (BBL)        Undiscounted             10 Percent
----------------           ---------        ------------             ----------
Proved Producing           48,601            $  618,811             $  476,760

Table #1 is a tabulation by lease of the working and net revenue interests, gross and net reserves, and projected discounted net revenues of the individual leases. Table #2 is a cash flow summary reflecting the estimated remaining reserves and revenue of the Winco Petroleum Corporation properties. Also included in the report are cash flow projections and performance curves for the individual leases.

Source of Data
--------------

Winco Petroleum Corporation supplied lease names, locations, and performance histories for use in this study. Working interests and net revenue interests were also supplied by Winco personnel, as were oil prices and historic lease operating expenses. This data was accepted by McCartney Engineering, LLC as presented. McCartney Engineering, LLC reserves the right to revise the associated reserve and economic projections if future information indicates discrepancies in the data provided. No independent well tests or property inspections were made in conjunction with this study.

Mr. Dan Dalke
December 14, 2000
Page 2

Reserve Category
----------------

The reserves included in this report are classified in the proved developed
producing category.   Proved developed producing reserves are those which
are expected to be recovered through existing wells with existing equipment and operating methods from existing completion intervals now open for production.

Method of Assigning Reserves
----------------------------

Reserves were determined through the application of industry-accepted methods. Since sufficient production history was available, remaining reserves were estimated from an extrapolation of past performance.

Oil and Gas Prices
------------------

At your request, future oil prices of $30.27/BBL were used for all properties. No increases or decreases in future oil prices were considered in these cash flow projections.

Expenses
--------

The estimated future operating costs were based on historic expense data supplied by Winco Petroleum Corporation. These expenses were escalated at a rate of 8% per year. Applicable severance, ad valorem and production taxes were considered in the cash flow projections. No deductions were made for general or corporate overhead, depletion, depreciation, or any other indirect costs. The estimated net income is before state and federal income tax and does not consider any encumbrances against the properties, if such exist. Plugging and restoration expenses have not been included in this evaluation since they are expected to be offset by salvageable equipment.

General
-------

The accuracy of any reserve estimate, especially when based on volumetric analysis or limited production history, is a function of available data and of engineering and geological interpretation and judgment. While the reserve estimates used herein are believed reasonable, they should be accepted with the understanding that subsequent reservoir performance, changes in pricing structure, or market demand may justify their revision. Reserve estimates based on volumetric analysis and reserves assigned to behind pipe intervals are inherently less reliable than those based on a lengthy production history.

In our opinion, the above reserve and revenue estimates fairly and approximately present the proved producing reserves of Winco Petroleum Corporation with respect to definitions,

Mr. Dan Dalke
December 14, 2000
Page 3

assumptions, and methodology described above.

We appreciate the opportunity to provide you with this study. All related data is in our file and is available for your review.

Very truly yours,
McCartney Engineering, LLC.


/s/ JACK A. MCCARTNEY
Jack A. McCartney
Manager

McCartney Engineering, LLC
Consulting Petroleum Engineers
-------------------------------------------------------------------------------
1888 Sherman Street, Suite 760  Denver, CO 80203 (303)830-7208 Fax(303)830-7004



January 3, 2001


Mr. Dan Dalke
Winco Petroleum Corporation
P. O. Box 399
Garden City, Kansas


Dear Mr. Dalke:

At your request of in behalf of Winco Petroleum Corporation (Winco) we are providing the following confirmation of the methodology used by McCartney Engineering, LLC and the relationship with Winco the work was accomplished under. This pertains to the analysis of Winco reserves as of September 30, 2000, which was transmitted to Winco Petroleum under cover of letter dated December 14,2000.

I.   We confirm the following;

     A) I, Jack A. McCartney, am a Registered Professional Engineer in the State of Colorado. My license number is 14618. I have practiced as an independent qualified reserve estimator for over 23 years.

     B) There are no financial relationships between me or our firm and Winco including investments in the Company's securities, indebtedness to or from the Company and participation in joint venture operations in which the Company is also a participant.

     C) There have been no limitations and/or restrictions placed upon me by officials of Winco Petroleum in my evaluation of the Winco Petroleum estimated reserves and the preparation of our reports thereon.

     D) There has been no information obtained by me subsequent to September 30, 2000 that would have a material effect on the various amounts and classifications of reserves reported as of September 30, 2000.

     E) Our compensation is not contingent in whole or in part on the results of our report.

Mr. Dan Dalke
January 3, 2000
Page 2

     F) There were no outstanding fees owed to our firm by Winco as of September 30, 2000.

     G) There were no services performed by our firm for Winco during the past year other than an independent evaluation of reserves.

II. In order to comply with recent Securities and Exchange Commission releases (Accounting Series Release Number 253, 257, 258, 269, and
     270), the following criteria were met.

     A) A ten percent discount rate was used to derive the present worth of revenues and costs.

     B) Prices used to determine revenues were the latest prices received for the minerals and were not escalated for an inflation factor.

     C) Costs are not escalated for an inflation factor and are determined on current amounts.

     D) Estimated future costs include anticipated development and restoration costs (if material).

III. This completed statement is transmitted to Winco Petroleum Corporation per the instructions of Mr. Dan Dalke of Winco along with a copy of our December 14, 2000 report letter and cash flow summaries.



Yours truly,
McCartney Engineering, LLC


/s/ JACK A. MCCARTNEY
Jack A. McCartney
Manager

                                                            TABLE #1

                                                  WINCO PETROLEUM CORPORATION

                                         INDIVIDUAL WELL DISCOUNTED CASH FLOW SUMMARY
                                                   AS OF SEPTEMBER 30, 2000


CATEGORY, STATE, FIELD NAME,                    WORKING     REVENUE   GROSS OIL  GROSS GAS    NET OIL    NET GAS    DISCOUNTED
AND LEASE NAME                                  INTEREST    INTEREST    (BBL)      (MCF)       (BBL)      (MCF)    REVENUE @ 10%
-------------------------------------------    ---------   ---------  ---------  ---------   ---------  ---------  -------------
PROVED PRODUCING RESERVES

 KANSAS

  ALDRICH FIELD
   EVERETT #1                                  1.0000000   0.8203130      14583           0      11962          0    $    120707
                                                                      ---------  ----------  ---------  ---------    -----------
  TOTAL - ALDRICH FIELD                                                   14583           0      11962          0    $    120707


  BEAVER FIELD
   HOFMEISTER A                                1.0000000   0.8500000      11286           0       9593          0    $    122390
                                                                      ---------  ----------  ---------  ---------    -----------
  TOTAL - BEAVER FIELD                                                    11286           0       9593          0    $    122390


  DISTRICT 57 NORTH FIELD
   ERBERT #1                                   0.9375000   0.7500000          0           0          0          0    $         0
                                                                      ---------  ----------  ---------  ---------    -----------
  TOTAL - DISTRICT 57 NORTH FIELD                                             0           0          0          0    $         0


  GORHAM FIELD
   COADY                                       1.0000000   0.8750000       4881           0       4272          0    $     29032
                                                                      ---------  ----------  ---------  ---------    -----------
  TOTAL - GORHAM FIELD                                                     4881           0       4272          0    $     29032


  HALL-GURNEY FIELD
   HOLL                                        1.0000000   0.8750000          0           0          0          0    $         0
                                                                      ---------  ----------  ---------  ---------    -----------
  TOTAL - HALL-GURNEY FIELD                                                   0           0          0          0    $         0


  LAKIN NW FIELD
   GANO #1-17                                  1.0000000   0.6891400      10585           0       7295          0    $     52216
                                                                      ---------  ----------  ---------  ---------    -----------
  TOTAL - LAKIN NW FIELD                                                  10585           0       7295          0    $     52216

                                                      TABLE #1 (CONT'D)

CATEGORY, STATE, FIELD NAME,                    WORKING     REVENUE   GROSS OIL  GROSS GAS    NET OIL    NET GAS    DISCOUNTED
AND LEASE NAME                                  INTEREST    INTEREST    (BBL)      (MCF)       (BBL)      (MCF)    REVENUE @ 10%
-------------------------------------------    ---------   ---------  ---------  ---------   ---------  ---------  -------------
                                                                                                        <C.
TRAPP FIELD
   MICHEL A                                    1.0000000   0.7500000       3393           0       2545          0    $     16511
   GAGE A                                      1.0000000   0.8000000       1674           0       1339          0    $      8156
                                                                      ---------  ----------  ---------  ---------    -----------
  TOTAL - TRAPP FIELD                                                      5067           0       3884          0    $     24667

 TOTAL - KANSAS                                                           46402           0      37006          0    $    349012


 WYOMING

  MIKES DRAW FIELD
   MADSEN #12-9                                0.5113220   0.4092770      28331           0      11595          0    $    127748
                                                                      ---------  ----------  ---------  ---------    -----------
  TOTAL - MIKES DRAW FIELD                                                28331           0      11595          0    $    127748

 TOTAL - WYOMING                                                          28331           0      11595          0    $    127748

TOTAL - PROVED PRODUCING RESERVES                                         74733           0      48601          0    $    476760

 TABLE #2

 WINCO PETROLEUM CORPORATION
 SUMMARY
 AS OF SEPTEMBER 30, 2000
 PROVED PRODUCING RESERVES


        GROSS    GROSS OIL  GROSS GAS   NET OIL    NET GAS  OIL PRICE  OIL SALES  GAS PRICE GAS SALES
YEAR    WELLS      (BBL)      (MCF)      (BBL)      (MCF)    ($/BBL)      ($)      ($/MCF)     ($)
----   -------   ---------  ---------   -------    -------  ---------  ---------  --------- ---------
   1    14.00       13041          0      8983           0     30.27     271916      0.000          0
   2    14.00       12226          0      8426           0     30.27     255056      0.000          0
   3    14.00       10998          0      7536           0     30.27     228115      0.000          0
   4    13.00        9342          0      6235           0     30.27     188733      0.000          0
   5     6.00        8067          0      5282           0     30.27     159886      0.000          0
   6     3.00        5491          0      3517           0     30.27     106460      0.000          0
   7     3.00        5170          0      3323           0     30.27     100588      0.000          0
   8     3.00        4393          0      2737           0     30.27      82849      0.000          0
   9     2.00        2262          0      1030           0     30.27      31178      0.000          0
  10     1.00        1866          0       764           0     30.27      23126      0.000          0
  11     1.00        1738          0       711           0     30.27      21522      0.000          0
  12     1.00         139          0        57           0     30.26       1725      0.000          0
                ---------  ---------  ---------  ---------  --------   --------    -------- ---------
                    74733          0     48601           0     30.27    1471154      0.000          0


        TOTAL    OPERATING  PRODUCTION  SECTION 29   OTHER      NET      CUM NET  DISC P.W.   CUM P.W.
YEAR  SALES ($)    COSTS      TAXES    TAX CREDITS  EXPENSE   REVENUE    REVENUE   AT 10.0%   AT 10.0%
----  ---------  ---------  ---------- -----------  -------   -------    -------  ---------   --------
   1    271916     104817      22616         0           0    144483     144483     137759     137759
   2    255056     113202      21197         0           0    120657     265140     104583     242342
   3    228115     111710      19030         0           0     97375     362515      76730     319072
   4    188733      96952      15942         0           0     75839     438354      54327     373399
   5    159886      87110      13654         0           0     59122     497476      38503     411902
   6    106460      50944       9531         0           0     45985     543461      27224     439126
   7    100588      55021       8982         0           0     36585     580046      19690     458816
   8     82849      51629       7552         0           0     23668     603714      11580     470396
   9     31178      19299       3584         0           0      8295     612009       3690     474086
  10     23126      15513       2891         0           0      4722     616731       1909     475995
  11     21522      16754       2690         0           0      2078     618809        764     476759
  12      1725       1507        216         0           0         2     618811          1     476760
      ---------  --------   --------  ---------   --------  --------   --------  ---------   --------
       1471154     724458     127885         0           0    618811     618811     476760     476760

 WINCO PETROLEUM CORPORATION
 SUMMARY
 AS OF SEPTEMBER 30, 2000
 PROVED PRODUCING RESERVES


           DISCOUNTED PRESENT WORTH VALUE PROFILE
               DISCOUNT RATE    PRESENT WORTH
               -------------    -------------
                   0.100            476,760
                   0.110            466,073
                   0.120            455,873
                   0.130            446,123
                   0.140            436,799
                   0.150            427,877
                   0.160            419,327
                   0.170            411,137
                   0.180            403,277
                   0.190            395,735
                   0.200            388,490
                   0.210            381,525
                   0.220            374,831
                   0.230            368,385
                   0.240            362,181
                   0.250            356,204
                   0.260            350,438
                   0.270            344,878
                   0.280            339,511
                   0.290            334,327
                   0.300            329,320
                   0.310            324,480
                   0.320            319,799
                   0.330            315,269
                   0.340            310,884
                   0.350            306,637
                   0.360            302,519
                   0.370            298,530
                   0.380            294,661
                   0.390            290,905
                   0.400            287,260
                   0.410            283,724
                   0.420            280,284
                   0.430            276,945
                   0.440            273,694
                   0.450            270,537
                   0.460            267,463
                   0.470            264,471
                   0.480            261,558
                   0.490            258,723
                   0.500            255,955